Fourth Quarter and Full Year 2020

Earnings Call Transcript

January 21, 2021

Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

C O R P O R A T E P A R T I C I P A N T S

Lauren Scott, Investor Relations

Alan Lane, Chief Executive Officer

Antonio Martino, Chief Financial Officer

Ben Reynolds, Chief Strategy Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Eugene Koysman, Barclays

David Chiaverini, Wedbush Securities

Michael Perito, KBW

Joseph Vafi, Canaccord Genuity

P R E S E N T A T I O N

Operator

Welcome to the Silvergate Capital Corporation Fourth Quarter and Full Year 2020 Earnings Conference Call.

During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference line will be opened for your questions, and instructions will follow at that time. As a reminder, this conference is being recorded.

I would now like to turn the call over to Lauren Scott, Investor Relations for Silvergate. Please go ahead.

Lauren Scott

Thank you, Operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation Fourth Quarter and Full Year 2020 Earnings Call.

With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on February 4, 2021. Access to the replay is also available on the Investor Relations section of our website.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Additionally, a slide deck to complement today’s discussion is available also on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans, and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Additionally, during today's call, we will discuss certain non-GAAP metrics which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in our earnings release.

Now, l would like to turn the call over to Alan.

Alan Lane

Thank you, Lauren, and good morning, everyone.

2020 marked Silvergate Capital Corporation's first full year as a public company, and a year of significant growth and momentum for our business. No one could have anticipated the disruption and displacement the challenges of 2020 would bring, but I am grateful and proud of how quickly the Silvergate team adapted to the new environment to provide uninterrupted service to our clients.

In addition to testing our resilience, the past year also tested our business and proved the strength of our model. The deliberate, strategic moves we have made over the past several years to position Silvergate as critical to the digital currency industry have enabled us to thrive in this digital-first environment.

On today's call, we will only discuss our quarterly and annual performance. If you have any questions about our proposed offering of common stock, please refer to our Registration Statement and Preliminary Prospectus Supplement that were filed with the Securities and Exchange Commission yesterday.

Now, moving on to our results.

In the fourth quarter, digital currency activity on the Silvergate Exchange Network, or the SEN, continued to escalate rapidly with a record of 90,000 transactions and over $59 billion in SEN volumes. Transaction dollar volumes of this magnitude represent 62% growth on a sequential basis, and demonstrate how the combination of network effects and our scalable platform have led to the rapid adoption of the SEN by the digital currency community. As of year end, we had a total of 969 customers, up over 20% year-over-year, and our pipeline of potential new digital currency customers remains robust with more than 200 prospects at year end.

I'm also excited to provide an update on SEN Leverage, which allows Silvergate customers to obtain U.S. dollar-denominated loans collateralized by their investment in Bitcoin. We were prudent in the rollout of the product, and tested it over the past year through our pilot program. At the end of the third quarter we exited the pilot program, making SEN Leverage a more integral part of our growth and monetization of the platform. As of year end, we had approved lines of credit totaling $82.5 million versus $35.5 million at the end of the third quarter. We are in the early stages of scaling SEN Leverage, and are confident that we have a significant runway for platform revenue growth in the coming years.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Deposits from digital currency customers for the quarter grew by $2.9 billion to $5 billion as of December 31, 2020 compared to $2.1 billion as of September 30, 2020. Digital currencies, and Bitcoin in particular, saw significant price appreciation in the second half of 2020, spurring increased investment by a number of hedge funds and adoption by corporate treasuries and digital-first retail platforms. As more institutional participants adopt digital currencies, there is increased reliance on the SEN Global Payments Platform to move U.S. dollars in real time, 24 hours a day, 7 days a week.

As we look to 2021 and beyond, I'm extremely excited about the opportunities and multiple areas of growth ahead. We consistently listen to our customers and look for innovative ways to solve problems. In fact, most of our product launches have been born out of those conversations.

Our latest product offering is the launch of a Bitcoin custody solution for the growing institutional investor community, many of which are already customers of Silvergate and participants in the SEN. We see this offering as a natural next step for the business, and one that will provide critical financial infrastructure for our customers and our product roadmap. We understand that our customers are looking for greater capital efficiency, increased liquidity, and expanded use cases for stablecoins, to name a few, and we remain excited about our future and the expansion of our platform.

With that, I'll turn the call over to Tony to discuss our financials.

Antonio Martino

Thank you, Alan, and good morning, everyone.

As seen on Slide 4, Silvergate reported fourth quarter net income of $9.1 million, or $0.47 per diluted share, up from net income of $7.1 million, or $0.37 per diluted share, in the third quarter of 2020, and up from net income of $3.6 million, or $0.19 per diluted share for the fourth quarter 2019. The increase in both comparisons was primarily driven by revenue growth, with higher interest income from our mortgage warehouse business as refinancing transactions remained at near record highs, and an increase in digital currency-related fee income.

We saw higher non-interest expense driven by an impairment charge of $2.3 million, or $0.09 per share, related to leased office space and to fixed assets no longer in use. In addition, we saw an excess tax benefit of $2.1 million, or $0.11 per share, from stock option exercises in the quarter.

Net interest income was up 16% compared to last quarter, and up 40% compared to the same period last year. Net interest margin, which I will discuss in more detail in a moment, came in at 2.85%.

Our allowance for loan losses increased slightly to $6.9 million, representing 92 basis points relative to loans held for investment.

Turning to Slide 5, deposits were $5.2 billion at December 31, 2020, a significant increase from $2.3 billion at September 30, 2020, driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets, and from other fintech-related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. Non-interest bearing deposits totaled $5.1 billion, representing nearly 98% of total deposits at the end of the quarter as we continue to focus our deposit-gathering strategy on digital currency customers. As a result, our weighted average cost of deposits for the quarter remained at 1 basis point. On average, deposits were $2.8 billion for the 2020 fourth quarter, an increase of approximately $800 million compared to the prior quarter, as much of the increase in spot deposits from digital currency customers occurred toward the end of the quarter.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Turning to the next slide, Slide 6, net interest margin was 2.85% for the fourth quarter compared to 3.19% in the third quarter and 2.97% for the fourth quarter of last year. While we grew loans in the quarter, the decline in NIM was driven by a shift in our asset composition toward higher cash balances as a result of the significant growth I just mentioned. This was partially offset by lower cost of funds, as we continue to attract non-interest bearing digital currency customer deposits.

Turning to Slide 7, non-interest income for the fourth quarter of 2020 was $4.8 million, an increase of $884,000, or 22%, compared to $4 million in the prior quarter, and a $1.7 million, or 55%, increase compared to $3.1 million in the fourth quarter of 2019. The growth in both periods was driven by an increase in fee income from digital currency customers and higher mortgage warehouse fees.

You have heard us talk before about the benefits of generating stable fee income as we build on the network effect from the SEN. In the fourth quarter, digital currency fee income was $3.8 million, up 17% sequentially, and up 178% year-over-year. For the full year, digital currency fee income was $11.1 million, up 126% compared to 2019.

Turning to Slide 8, non-interest expense for the quarter was $17.6 million, up $3.5 million from the third quarter of 2020, and up $4 million compared to the fourth quarter of 2019. Fourth quarter 2020 included a $2.3 million impairment charge related to leased office space and fixed assets no longer in use, higher salaries and benefits, and higher FDIC insurance driven by growth in deposits.

Turning to Slide 9, our securities portfolio totaled $939 million with a yield of 2.43% for the fourth quarter, down $5.1 million from a balance of $944 million at the end of the third quarter of 2020 with a corresponding yield of 2.49%. Year-over-year, securities increased $41.2 million.

Our total loans at December 31, 2020 were $1.6 billion, up $211 million, or 15%, compared to the third quarter, and up $572.2 million, or 55%, compared to the fourth quarter of 2019. Mortgage warehouse balances grew significantly during 2020 as a result of the low interest rate environment, driven by demand for refinance transactions. Loan balances also benefitted from the introduction of SEN Leverage. Looking ahead, while we expect mortgage warehouse levels to remain elevated compared to historical levels, industry forecasts currently call for a decline in volumes in 2021. We anticipate growth in SEN Leverage will help to offset some of this decline.

Overall, the credit quality of our loan portfolio remained strong. Nonperforming assets totaled $5 million, or 9 basis points relative to total assets at December 31, 2020, a decrease from 16 basis points relative to total assets at September 30, 2020.

On Slide 10, you can see a breakdown of the loan-to-value ratios for our commercial and multifamily real estate loans, along with our 1- to 4-family residential loans. At the end of the fourth quarter, our weighted average LTV was 53% in our commercial and multifamily portfolio and 54% in our 1- to 4-family residential real estate portfolio. As I’ve said in the past, the levels at which we maintain our portfolios is key to supporting the amount of our allowance for loan losses.

On Slide 11, we have provided a more detailed view of our loan portfolio and an update on modifications related to COVID-19. As we have done throughout the year, we continue to work closely with our borrowers to provide support in the current environment. On a case-by-case basis, we have provided commercial and 1- to 4-family borrowers a payment deferral of up to 12 months. As of December 31, 2020, modifications totaled $64 million, or 8.5% of our total loans held for investment. Notably, the deadline for deferral requests under the CARES Act was December 31, 2020, and we saw an uptick in requests toward the end of the quarter.

Turning to Slide 12, our Tier 1 leverage ratio was 8.29% at the Company level and 8.22% at the Bank level, with the Bank ratio well in excess of the 5% minimum ratio to be considered well-capitalized under federal banking regulations. Our total risk-based capital ratio of 23.49% reflects the fact that a large

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

proportion of our deposits are held in cash in high-grade and highly-liquid securities. Our loan-to-deposit ratio was 30.73% at the end of the quarter, as loan growth was more than offset by the significant increase in deposits during the quarter.

As Alan mentioned 2020 was a strong year, and I'm excited about the path forward as we enter 2021.

With that, I would like to ask the Operator to open the line for any questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation total will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using their speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Thank you. Our first question comes from the line of Eugene Koysman with Barclays. Please proceed with your question.

Eugene Koysman

Hi. Good morning. Thank you for taking my questions.

Can you talk to the nature and impacts of deposit inflows you saw in the fourth quarter, and specifically, deposits from the exchanges? Are these temporary customer funds driven by the activity growth, or more permanent, coming from you—(inaudible) relationships or serving as the reserve bank for some of the stablecoins? Effectively, just want to understand if these deposits are sticky by nature, or will they flow in and out based on the digital currency pricing and trading? Thank you.

Alan Lane

Yes. Good morning, Eugene. This is Alan.

Thanks for the question, and before I address your questions, I just want to acknowledge that we've been having some technical difficulties with our conference call service provider. Unfortunately, if you're not in yet, you're not hearing this apology, but hopefully you'll hear it on the replay, and they are working on it, so Eugene, thank you for the question.

We did see growth across our entire customer base in the fourth quarter, and while, as you know, because you've been working with us for several years now, it's difficult to predict what the deposit behavior will be, but we do believe that due to the increased activity, and as widespread and broad as it was across our entire customer base, we do believe that we may be seeing a little bit of a reset at a higher level of deposits. The deposits do not represent reserve balances for stablecoins, so these are specific to just the 76 exchange customers that we serve, as well as the over 600 institutional investor clients that we serve and that are participating across the SEN, and if you look at the SEN volumes that we reported on Slide 3 of our earnings presentation, and as we mentioned in our prepared remarks, with close to $60 billion in transfers across the SEN in the fourth quarter alone annualized to a $240 billion run rate, we're just seeing increased adoption of the platform across our entire customer base.

Eugene Koysman
Got it. Thank you.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

I also wanted to jump with the more traditional banking topic of credit now. Looks like you're COVID-related modifications jumped this quarter as you offered additional mods at the time when most of your peers are actually seeing persistent decline in the level of these modifications. Can you talk to that in some detail?

Alan Lane

Sure, absolutely.

Antonio Martino

Sure.

Eugene Koysman
(Inaudible). What are the differences in the key drivers there?

Alan Lane

Yes, you bet. Tony, I heard you jumping in, so why don't you go ahead and take it?

Antonio Martino

Sure. Thanks, Alan, and good morning, Eugene.

Yes, so, as we spoke last quarter and the quarter before, our approach to modifications from the outset was we've reached out and we’re in contact with all of our borrowers, and our approach had been at the outset, to grant a tighter window in terms of borrowing, so we typically started with two to three month deferrals depending on the customer, depending on the need, and I think that contrasts to a lot of other peers who may have gone out with a longer-dated forbearance from the outset. We had a significant amount that we had given forbearance to in the first and second quarter had returned to paying status in the third quarter, and then in the fourth quarter, some of the states went back into lockdown, and so we had a few borrowers, particularly in the hospitality sector, that came back to us and asked for additional forbearance, so most of those had already had forbearance, had come out, come back in, and typically, to those borrowers, it's about a two to four month additional deferral on average. I'll also note that, as we've mentioned in the past, particularly in the hospitality sector, as you can see, the LTV on the portfolio's 44%, and these borrowers are long-time customers of ours, so we still feel very good about the credit there.

Eugene Koysman

So, the LTV should really insulate you in terms of any loss potential, right?

Antonio Martino

Absolutely. The LTV, the borrower's history, the knowledge that we have our borrower, all are factors. They're strong operators that are well known to us.

Eugene Koysman

Got it. Thank you.

I wanted to squeeze in another one if I may, and that one is I just wanted to get an update on the competitive environment in the digital currency space, and since we last spoke, we heard about Northern Trust o partnering with Standard Chartered offering the crypto custodian, and then your SEN Leverage

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

partner, Anchorage, just got a first OCC national crypto bank license. Effectively, with so many more larger players coming into the space, what happens to your ability to monetize SEN down the road, either through direct fees or ancillary services like custody and whatnot.

And also, do you think, over time, SEN Leverage margins should compress as it becomes more of a commodity product similar to what we see in terms of securities lending as prime brokers?

Alan Lane

Yes, Eugene. Those are all great, great follow-up questions. I'm going to ask Ben to comment in just a minute.

But what I would say on the competition front is, as we've said in the past, we're very pleased to see additional banks getting into the space. When we launched this initiative back in 2014, we always believed that other banks would eventually come in, which is why we set about trying to figure out how else could we be helpful to our customers. We recognize that having a strong regulatory compliance program, while that provided a necessary foundation for this initiative, it would not be a sustainable competitive advantage, and so the SEN is really the answer to that question; the significant network effects that the SEN provides.

But let me ask Ben to touch on some elements of your question in a little bit more detail.

Ben Reynolds

Thanks, Alan, and good morning, Eugene.

We never want to be dismissive of any potential competitors, but we really don't view the more crypto-native firms as being competitive to the SEN, as most of them tend to see each other as competitors and see Silvergate as independent, so if they were to participate in a network that a competitor stands up, that could be viewed as being detrimental to their own business objectives of increasing liquidity and customer adoption of their platforms.

Silvergate is also mindful of not wanting to compete directly with its customers; and it's given us a privileged role in the ecosystem, whereby everyone trusts Silvergate and uses the SEN. Also, the network effects of the SEN, as Alan mentioned, would make it extremely difficult for a competitor, really crypto-based or otherwise, to lure away our existing customers, as no other network would have the depth of counterparties that the SEN has achieved, so a decision for our customers to move deposits from Silvergate to a competing network would end up costing the user money, as they would need more capital in order to conduct the same activity as they're allocating capital between Silvergate and the other network.

The final comment I'll make on this one relates to kind of more traditional banking services. All of the charters that have been granted lately are more a limited purpose as opposed to depository in nature, the key distinction being that a bank charter enables a firm to hold deposits at the Fed and make loans on a fractional reserve basis, so most of these newly-chartered entities still need a relationship with Silvergate so that they can have access to the Fed for deposits, transactions, and other services, so the charter that they've obtained is valuable because it allows them to forego getting state-by-state money transmitter licenses, and that's a privilege that Silvergate enjoys as a bank as well.

Eugene Koysman

That's actually really good color, so can you talk to the last part of my questions; thoughts on the margins from the SEN Leverage products...

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Antonio Martino

Yes.

Eugene Koysman

...down the line?

Ben Reynolds

Yes, so it's a really good question, so I think you can think of it this way, Eugene; that during the quarter, we saw the total market value of Bitcoin grow by approximately $340 billion. At the same time, we're not aware of any significant new competitors that are willing to provide U.S. dollar funding that's collateralized by Bitcoin, so while the asset values and the demand for leverage have increased significantly, the supply of U.S. dollars for funding of the leverage has remained constant, and as long as that's the case, we don't expect there to be compression of margins in yield. Obviously, as the industry as a whole matures and as there's more leverage provided, we would expect that to happen, but as you mentioned, most of these folks are just starting with custody alone, and haven't gotten anywhere close to taking the next step, so we think that that's likely a few years out as opposed to a few quarters out.

Operator

Thank you. Our next question comes from the line of David Chiaverini with Wedbush. Please proceed with your question.

David Chiaverini

Hi. Thanks. Good morning. Couple of questions for you.

Starting on Slide 5 with the deposits, and you addressed this a little bit earlier, but the deposits were back-end loaded you mentioned, and I was curious as to this difference between the period end of $5.2 billion and looking at the average of $2.8 billion. Can we expect that the average deposits as we look out to the first quarter could be in that neighborhood of $5.2 billion, or was the nature of the quarter ending right before the weekend leading to excess deposits that likely are to leave the bank?

Alan Lane

Yes, good morning, David. Thank you for the question.

We don't provide guidance on these calls, but what I can tell you is that throughout the second half of the year, if you go back and look at our Slide 5, you can see we had growth from the second quarter to the third quarter, and then explosive growth in the fourth quarter. As you mentioned, though, and as can be seen in our press release, if you look at the average balance sheet, our average deposit balances for the quarter were a little under $3 billion versus the period end of $5 billion, so there was definitely a run-up in the second half of the quarter which was consistent with the SEN volumes that we were seeing, and consistent with the activity that we were seeing in the broader digital currency ecosystem, and there's no reason for us to believe that that is going to slow down anytime soon.

Just to provide a little bit of context, the last time the digital currency markets were experiencing this type of a run-up in 2017, it was a little bit of a reset, if I can use that term, where activity was growing rapidly. We've got a lot of institutional adoption of Bitcoin and other digital currencies more broadly, and so what we're seeing is there's been this theme for the last several years that the institutions are coming and we're seeing a broader institutional adoption, and as you know, Silvergate's entire strategy has been to serve the institutional community with 76 digital currency exchanges and over 600 institutional investors who

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

are all looking at Bitcoin and other digital currencies as a new asset class to invest in, and so we certainly can't predict what will happen with deposits. They could continue to go up. They could go back down.

We've seen a lot of volatility over the years, but what we do see, over time, is kind of these new levels where we kind of see a little bit of a reset, and so that's kind of what we're seeing right now, but it's a little bit too early in the new year to tell how sticky they are.

David Chiaverini

Thanks for that.

A somewhat related question is on the securities portfolio. You guys bought one bond for $5 million in the quarter, but yet you put up billions of balance sheet growth: so as we look out, what is your strategy for securities purchases looking out, and how you're managing the balance sheet?

Alan Lane

Sure. That's another very astute observation.

The way we manage our liquidity, and I'll tie this back to your first question, which is that first and foremost we want to make sure that we are providing uninterrupted service to our customer base, and our customers rely on the SEN to have the right amount of liquidity on the right platforms at the right time, and the SEN, with its 24/7 API-enabled capabilities, allow our customers to move U.S. dollars, as you know, on nights and weekends, and so when we're seeing large inflows like we did in the back half of the fourth quarter, our primary focus is on our strategic advantage here and helping our customers with their liquidity; and as we move through time, to the extent that we believe those balances, that we have in fact hit kind of a new reset, or a reset at a higher level, I should say, then we will absolutely look to deploy those funds in a prudent way.

One of the things that we've been able to benefit from in the second half of last year was the mortgage refinance boom, and as you'll see from some of our disclosure in our press release, our mortgage warehouse activity was very strong in the fourth quarter, and that is an asset class that is very well matched to the funding that we receive from our digital currency customers because the mortgage warehouse loan balances, on average, turn over about twice a month, and so that's a scalable business which matches the duration of the funding; but more importantly, strategically, as we look ahead, the SEN Leverage product is also an area where we expect to see growth, and we did see some nice growth in the fourth quarter as we brought SEN Leverage out of the pilot, and so that's another asset class that we would look to deploy these deposits into as we move forward.

David Chiaverini

On that last point of SEN Leverage growth, how's the pipeline look there, and do you have any kind of indication as to what sort of growth ramp we should expect in the SEN Leverage product?

Alan Lane

Sure. I'll turn that one over to Ben.

Ben Reynolds

Yes. Good morning.

The increases that we saw in SEN Leverage during the quarter were really by expanding credit to some of the existing earlier borrowers in the pilot, as well as adding new borrowers that consisted of traders,

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

market makers, and other digital asset lenders; so as of the quarter, we had less than 5% of our existing eligible customers utilizing the product, and we continue to see significant opportunity to expand SEN Leverage in the coming quarters to our existing customer base.

Recall that, as of the end of the quarter, we have about 600 institutional investors that are customers, and we believe that almost all of them are looking for more efficient capital to invest in and trade the digital currencies, so we feel good about the pipeline. It's something that we're actively working, and we're going to expand it, I think the term we use is judiciously, to make sure that we don't have a huge ramp.

As Alan was mentioning, we see it as a significant opportunity, and to kind of just harp back to one of my earlier comments about the market value of Bitcoin expanding by $340 billion in the quarter, and these being Bitcoin-collateralized loans, we just think that there's a massive runway there.

David Chiaverini

Thanks for that.

Then last one for me: you mentioned about introducing a Bitcoin custody solution. Can you talk about the liability associated with that? I'm thinking in terms of the risk for hacks. Some exchanges have been hacked over the years. Even the U.S. Government, of course, had the huge hack recently. Is there insurance you guys can purchase to offset some of that risk? I'm curious as to how you guys are approaching this.

Alan Lane

Yes. Thanks for that question. I'm going to ask Ben to go ahead and address that one as well.

Ben Reynolds

Yes, so the custody product is something that we've been looking at and really studying for the last couple of years. We really introduced it this quarter because some of our existing clients had asked us to provide an institutional-grade solution because they were looking to diversify from some of their other custodial service providers, so the idea there is by custodying your Bitcoin at several different locations, it minimizes the risk to a certain extent; so we're offering this service through a sub-custodian who is a regulated trust company whose technology already secures billions of dollars in digital assets.

Obviously, as a regulated bank, the vendor due diligence process that we have in place is very robust and takes several quarters to achieve. As it relates to custody on a standalone basis, we chose to go with the regulated sub-custodian route because we didn't want to incur the capital expenditures to stand up our own, and they have already gone through the process of obtaining insurance and securing the digital assets.

If I may: beyond our existing clients asking for it, we believe that custody is a foundational piece of infrastructure that's required to scale our lending and stablecoin initiatives, so as we look to expand those services, we think having these custodial capabilities will really be critical to expand our product roadmap.

David Chiaverini

That makes sense. Thanks very much.

Operator

Thank you. Ladies and gentlemen, as a reminder, if you'd like to join the question queue, please press star, one on your telephone keypad at this time.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Our next question comes from the line of Michael Perito with KBW. Please proceed with your question.

Michael Perito

Hi. Good morning, guys.

Alan Lane

Good morning, Mike.

Michael Perito

I apologize. You guys are a popular bunch this morning. I had a little bit of a wait time to get on the call, so if I've missed this, I apologize.

If I think about your product roadmap on the Silvergate Exchange Network today, you have the—some of the digital currency-related fees, which I think are fairly straightforward: the deposit account services, foreign exchange, cash management, stuff that I would presume should continue to grow at a nice rate as your customer base continues to grow; and then you have the SEN Leverage product, which you discussed, which seems like probably the biggest revenue opportunity over the next 12 months. But I was curious if you could maybe spend a little bit more time on the stablecoin infrastructure and the asset management capabilities that you guys have alluded to in the past. I was wondering kind of how you—if you could walk through how revenues are potentially generated in those two areas, and what the growth opportunities look like for you, that would be helpful. Thanks.

Alan Lane

Sure, Mike. Thank you for those questions.

I'll touch briefly on the asset management revenue concept, and then I'll turn it over to Ben to talk about stablecoins and other growth initiatives.

The way we think about asset management, it's tied to your observation around SEN Leverage, and if I can also—I don't know at what point you were able to get on the line, but Ben spoke earlier about the massive opportunity in Bitcoin collateralized lending; the fact that the asset class has grown significantly and that there are very few lenders that are willing to lend against Bitcoin, at least at this stage of the evolution of the digital currency markets. We believe that the demand could far exceed what we will be comfortable holding on our balance sheet in the near term, and so that's really where the concept of asset management revenue comes in, in that we will continue to be prudent in our rollout of SEN Leverage, and as we get to a point where we're reaching our comfort level for on balance sheet exposure, we will seek to find others to participate those loans to so that we can continue to grow that product and to serve our customers.

And in doing that, we believe that in a zero interest rate world and a yield starved world, that this is a very attractive asset class with an attractive yield, and we will, in fact, be able—we certainly hope we’ll be able to find participants who are interested in participating in this product with us that would allow us to continue to scale the business, and on the back end of this, turn the SEN Leverage into both an interest income opportunity, as well as a non-interest income, fee income opportunity, so multiple sources of revenue from SEN Leverage as that product evolves.

Ben, do you want to touch on stablecoins?

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Ben Reynolds

Yes, and more broadly on your product question, Mike - thanks for the question.

We don't have any new products to announce today, but as you can tell by the launch of SEN Leverage and our custody solution during 2020, launching new product is something that's a critical piece of our growth strategy. At Silvergate, we're really focused on adding value for our customers by creating products that solve problems for them and a sustainable competitive advantage for us.

Today, Silvergate provides each of the four regulated U.S.-based stablecoin issuers with 24/7 mint and burn capabilities over the SEN, which is a critical piece of infrastructure for the nature of stablecoins used for commerce and payment systems. We do see a massive opportunity in this area as the landscape and the use case for stablecoins shift from really a trading environment to a commerce environment, and we're looking to expand our services and capabilities for regulated stablecoin issuers, and then, obviously, being able to custody the digital asset will be critical to our capabilities there. We’re really excited about the space and we think that we’re uniquely positioned because of the 24/7 real-time API-enabled nature of the SEN and the massive adoption that we've seen there. I mean, if you take our quarterly SEN numbers of $59 billion and you annualize them, it's $240 billion over the SEN on an annualized basis, so we think we're in a good position and we're excited about the opportunity.

Michael Perito

Helpful. Thank you.

Then, I wanted to skin the cat a tenth different way on the deposit question that's been asked already. But just, Alan, I was just curious if you are willing or able to kind of maybe just tell us 20, 21, or 22 days into the quarter here, how have those deposit balances trended since December 31? Are you able to share that, just give us a little bit of a sense? I mean, at least it's a third of the quarter; might be able to paint the average balance picture a little bit more for us if we have a sense of where they've trended since the end of the quarter in the last 20 days or so.

Alan Lane

Sure, Mike.

I understand the desire to get that kind of insight. Unfortunately, we really can't discuss any kind of forward-looking statements here, so all I'll say is that if there was any material change, we would have sought to make kind of a recent developments' disclosure in that regard, and so I would just encourage you to look at the disclosures as they stand and look at our history and the product roadmap and everything that we're building, and I think that's about as much insight as we can provide, unfortunately.

Michael Perito

Okay, no problem. Fair enough. There's just one last question for me.

When I look at the kind of whole cryptocurrency ecosystem, right, I mean you have 76 exchange customers, for example. I mean, it's hard to believe that over a longer period of time, there'll be 76 exchanges. I have to imagine there'll be some consolidation there.

But just a broader question: I mean, it's such—we're at such a nascent stage here, the growth is pretty rapid across you and a lot of your peers involved in this new asset class, so to speak. I was wondering: how do you guys view consolidation? Is it an opportunity? Is it kind of—is—could it be a headwind, or is it kind of neither as far as you're concerned at this point, or just any general thoughts about how consolidation could impact cryptocurrency space and your ability to monetize it over time would be great.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Alan Lane

Sure, so I'm going to ask Ben to go into a little bit more detail on the exchange customers, because if you step back and you think, gosh, there's 76 exchanges, that's a lot of "exchanges," but there are nuances in that bucket in terms of what type of customer gets categorized into the digital currency exchange bucket, and I do, by the way, think that consolidation will happen over time, but we're so early in this evolution of digital currencies that I think, as consolidation happens, there’s still room for new entrants, and so I'm not expecting to see some massive consolidation anytime soon because I think initial consolidation will just make room for potential new entrants.

But I do want to give Ben a chance to just touch briefly on how we view that bucket of customers.

Ben Reynolds

Yes, so bringing it back to the SEN, we talk a lot about how the SEN is a two-sided marketplace of exchanges on one side and institutional investors on the other side, and so what's critical is the interaction between those two parties, more so than the number of exchanges in total.

One of the reasons that we're not concerned about consolidation at all is because we bank all of the significant exchanges that are meaningful and that are out there already, and so where we could be concerned is if there was an—if there was some massive exchange that was regulated and not using the SEN, then sure. If they were to acquire one of our customers that is a SEN user, then that could be problematic, but we're just—there's not an exchange out there that has been through our compliance process that we're not banking, so overall, we feel good about that.

In terms of just general expansion of that category, one of the trends that the industry has seen overall is these digital-first retail platforms - folks like PayPal and Square and Robinhood - offering these types of services or these types of assets to their customers, and again, we just think that it's exciting for the industry, it's exciting for Silvergate, and we're not really concerned about consolidation at this point.

Operator

Thank you. Our next question comes from the line of Joseph Vafi with Canaccord Genuity. Please proceed with your question.

Joseph Vafi

Hi, guys. Good morning. Just a couple of quick ones here.

Just given the price of Bitcoin in December and early January, the strength and the rise, it may be a little bit early, what does the pipeline look like for new institutions wanting to come onto the SEN? Did you see any kind of change, or perhaps larger surprise institutions, or anything that you may be able to provide in terms of color on that pipeline? I mean, a lot of institutions have already joined. Just trying to get a feel for—with the price of Bitcoin increasing, are you, in turn, seeing a new set of institutions wanting to come on board? Thanks.

Alan Lane

Yes, Joe, thanks for the question. Ben, do you want to touch on the pipeline?

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Ben Reynolds

Sure, so the pipeline of customers has remained robust at over 200. When you have kind of the rapid growth—what we tend to see is that firms that are looking to make an allocation to the asset class or looking to launch a fund, it takes them three to six months to really get there fund set up, get their investment base, investor base and whatnot. We have seen high-quality institutional investors come into the pipeline, and without naming any customer names, I mean, if there's a number of hedge funds out there that have been public about coming into the space, and just because of the SEN and the liquidity and all the folks that are already participating in it, those folks really do need to open accounts at Silvergate, and so we feel good about the pipeline. We're continuing to stick to our compliance and risk framework for evaluating those clients, and we're not loosening up there at all, but feel good overall about the market expansion and the opportunity that creates for Silvergate.

Joseph Vafi

Okay, great, and then just one other quick one. I mean, it doesn't seem like demand is the gating factor at all on SEN Leverage, but is there any kind of correlation you can make to existing customers perhaps increasing their overall deposits with you in Q4? I think Alan mentioned there might have been a trend that way, and what the implication may be for SEN Leverage for those kinds of customers who are increasing deposits as more SEN Leverage is available. Thanks.

Alan Lane

Yes, Ben. You're on a roll. You want to take that one?

Ben Reynolds

Yes. Thanks, Alan.

Yes, so we know that if you're an institutional investor - and we're talking about truly institutions here - their primary objective is to increase capital efficiency, or maybe that's not their—their primary objective is obviously returns, but achieving capital efficiency is something that leads to those returns, and so we spend a lot of time thinking about how do we optimize, how do we help our clients to optimize their balance sheet. And there is a tension between deposits and credit there, and I guess taking a step back for a second, the concept of prime brokerage is still nascent in this industry, and so if you're going to trade the asset class in a meaningful way, you still have to have dollars and coin on deposit at all of these different venues, and so we just think that there's really a massive opportunity on both sides. And when you see the asset class grow the way that it has, the trading strategy that you were using with Bitcoin, $15,000 might be the same strategy used at Bitcoin $30,000, but you're going to need a lot more capital to do it, and so we think that there's opportunity there for us to grow SEN Leverage and also maintain the deposit balances.

Operator

Thank you, ladies and gentlemen. I'm sorry. This concludes the time allowed for questions. I'll turn the floor back to Management for any final comments.

Alan Lane

All right. Thank you, Melissa, and thank you, everybody, for your participation today, and again, my apologies for the technical difficulties we had at the beginning of the call.

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Silvergate Capital Corporation – Fourth Quarter and Full Year 2020 Earnings Conference Call, January 21, 2020

Just want to wrap up by saying how very excited we are, not only by our fourth quarter results, but by the tremendous opportunities that we see ahead. We believe that the fourth quarter results clearly demonstrate Silvergate's strong positioning; and the continued adoption of the SEN, we believe, will continue to fuel growth in the future and continue to allow us to provide an expanding array of products for our customers.

I also wanted to take one last chance to thank our employees for their ongoing hard work and dedication in serving our customers, and wish everybody a happy and prosperous 2021. Thank you very much.

Operator

Thank you. This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

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